Exhibit 99

    United Bancorp, Inc.

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK             Fax: 740/633-1448

We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact: James W. Everson                         Randall M. Greenwood

    Chairman, President and CEO         Senior Vice President, CFO and Treasurer

Phone: (740) 633-0445 Ext. 6120                (740) 633-0445 Ext. 6181

    ceo@unitedbancorp.com                   cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:        11:00 AM            April 19, 2012

Subject:	United Bancorp, Inc. Declares a Regular Cash Dividend Payment of $0.14 per Share and Reports on Annual Shareholder Meeting

MARTINS FERRY, OHIO ¿¿¿ On April 18, 2012, the Board of Directors of United Bancorp, Inc. (UBCP) declared the second quarter dividend payment of $0.14 per share for shareholders of record on May 21, 2012 with a payment date of June 20, 2012. Payment is to be paid out of the account which is represented on the Company’s balance sheet included in the periodic reports filed with the Securities and Exchange Commission as “Retained Earnings”. This payment is equal to the cash dividend paid in the first quarter of last year.

James W. Everson, Chairman, President and CEO announced the Shareholders of UBCP at the Annual Meeting held that date elected Directors for the following year including himself; Scott A. Everson, President and CEO, The Citizens Savings Bank, Martins Ferry; John M. Hoopingarner, Executive Director, Muskingum Watershed Conservancy District, New Philadelphia; Samuel J. Jones, Athletic Club Owner, Glouster; Terry A. McGhee, President and CEO, Westerman, Inc., Bremen; Matthew C. Thomas, President, M.C. Thomas Insurance Agency, Bridgeport and Richard L. Riesbeck, President, Riesbeck Food Markets, Inc., St. Clairsville.

The following officers were appointed at the UBCP Reorganization Meeting: James W. Everson, Chairman, President & Chief Executive Officer; Scott A. Everson, Executive Vice President—Chief Operating Officer; Randall M. Greenwood, Sr. Vice President—Chief Financial Officer & Treasurer; Seth R. Abraham, Vice President – Chief Human Resource Officer; Matthew F. Branstetter, Vice President – Chief Lending Officer; Elmer K. Leeper, Vice President – Chief Retail Banking Officer; Michael A. Lloyd, Vice President – Chief Information Officer and Lisa A. Basinger, Corporate Secretary. Richard L. Riesbeck was appointed Lead Director of the Board.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $430.7 million and total shareholder’s equity of approximately $36.2 million as of March 31, 2012. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.